Exhibit 99.1


For additional information, contact:
Loran Cashmore Bond
PhotoWorks, Inc.
pr@photoworks.com
(206) 281-1546

Valerie Chan
Pembroke, Inc.
valerie@pembroke.com
(206) 352-8814


           PhotoWorks Inc. Reports First Quarter Decreased Net Losses
                       and Increased Gross Profit Margins
          Strategic Cost Containment Program Beginning to Show Results

         SEATTLE - January 21, 2004 - Reporting financial results today for its first quarter ended December 27, 2003, PhotoWorks(R) Inc. (OTCBB: FOTO) said that its net loss decreased by over 50 percent compared to the first quarter of fiscal 2003, while gross profit increased to 29.6 percent of net revenues as compared to 22.4 percent in the first quarter of the prior year. Further, revenues from digital products and services grew nearly 26 percent compared to the first quarter of fiscal year 2003.

First Quarter FY 2004 Results
     The company reported a net loss of $467,000, or a loss of $.03 per share, for the first quarter of fiscal 2004, compared to a net loss of $1,050,000, or a loss of $.06 per share, for the first quarter of fiscal 2003. PhotoWorks reported gross profit of 29.6 percent compared to 22.4 percent in the prior year first quarter. Net revenues for the first quarter of fiscal year 2004 were $5,755,000, compared to $8,353,000 for the first quarter of fiscal year 2003. Revenues from digital products and services increased 25.5 percent to $944,000 for the first quarter of fiscal 2004, compared to $752,000 for the first quarter of fiscal 2003.

Focus on Sustainability
     As part of a broad business strategy announced in November 2003, soon after Philippe Sanchez was named CEO, PhotoWorks has initiated corporate-wide programs to reduce expenses, increase cash generated from operations and improve the balance sheet. Last week, the company announced an organizational realignment, including a workforce reduction and cost containment program estimated to result in annual cost savings of $1.9 million.

     "PhotoWorks is making good progress toward achieving sustainability," stated President and CEO Philippe Sanchez. "We are working aggressively to contain costs, defend the core business and establish a core competency in the digital photo print space. Some of these initiatives have produced results already while others are expected to generate results over time."


Focus on Digital Photo Print Market
     Sanchez noted that during the first quarter, PhotoWorks focused on marketing to existing customers to increase sales of prints from digital and film images.

         "Traditional mail order film revenue continued to decline as expected but was partially offset by growth in our digital photo print business and recent product introductions" he said. Revenue from holiday greeting cards exceeded expectations. Also a new Prepaid Print Credit promotion for digital photo prints and the innovative Pick Your Prints program - in which film images are digitized and posted online for viewing so customers need order only the prints they want from each roll of film - showed better than expected performance. He noted that plans for the second quarter include web site design improvements, print product line enhancements and implementation of leading color correction technology in all of PhotoWorks' digital printing.

         In addition, to further build its digital photo print business and take advantage of the rapidly growing digital camera market, on January 15 PhotoWorks announced that it will allocate some of its workforce reduction and cost containment savings to fund new positions in digital product marketing, as well as in technology, product and Web site development.

         "PhotoWorks is on track to deliver on the business realignment strategy announced in November of 2003," Sanchez emphasized. "We will continue our efforts to stabilize the company through expense control and cost containment, build the PhotoWorks team and its organizational capacities, stem the decline of the traditional film business by focusing on retaining our most valuable customers, establish a scalable digital infrastructure and Web site that delivers the PhotoWorks brand promise and acquire new digital customers by leveraging e-marketing tactics."


Conference Call


         An investor conference call has been scheduled for today, Wednesday, January 21, 2004, at 11:00 a.m. Pacific Time to discuss the first quarter results. The conference call will be broadcast live over the Internet. To listen to the call over the Internet, go to PhotoWorks' Web site at www.photoworks.com. If you cannot listen to the conference call live, a replay will be available on PhotoWorks' Web site for 90 days. If you do not have Internet access, a replay of the call will be available from January 21, 2004, at 1:00 p.m. Pacific Time to January 28, 2004 at 1:00 p.m. Pacific Time by dialing 1-800-633-8284 and entering access code 21179235.

                                     -more-

About PhotoWorks Inc.
Formerly Seattle FilmWorks, PhotoWorks(R) has been delivering high quality photographs to more than 6 million satisfied customers for 25 years. The company is dedicated to providing innovative and inspiring ways for people to create, share and preserve their photographic memories. Every day, digital and film photographers come to www.photoworks.com to upload, enhance and print their best photographic memories, simply and conveniently. The company offers a 100% satisfaction guarantee. Based in Seattle, PhotoWorks is publicly traded (OTCBB:
FOTO). More information about PhotoWorks is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Statements in this news release concerning estimated annual cost savings; ability to reduce expenses, increase cash generated from operations, improve balance sheet and establish sustainable profitability; opportunities in the high-growth digital photo processing sector; leadership in photo services and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the ability to generate cash to fund operations or establish sustainable profitability; launch of future products and services; system performance problems due to technical difficulties, pricing and other activities by competitors; economic and industry factors, and other risks including those described in the company's Annual Report on Form 10-K and those described from time to time in the company's other filings with the Securities and Exchange Commission, press releases and other communications.



PhotoWorks(R) is a registered trademark of PhotoWorks, Inc.


                            -Financial Tables Follow-

                                PHOTOWORKS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share and share data)



                                                                      For the First Quarter Ended
                                                               December 27, 2003   December 28, 2002
Net revenues                                                     $  5,755                    $8,353
Cost of goods and services                                          4,053                     6,478
                                                                 --------                   -------
   Gross profit                                                     1,702                     1,875

Operating Expenses:
   Marketing                                                          577                       919
   Research and development                                           465                       536
   General and administrative                                       1,093                     1,435
                                                                 --------                   -------
      Total operating expenses                                      2,135                     2,890
                                                                 --------                   -------

Loss from operations                                                 (433)                   (1,015)

Other expense, net                                               (34)                       (35)
                         -------------------------------------------     ----------------------

Loss before income taxes                                             (467)                   (1,050)
Income tax provision                                                    -                         -
                                                                 --------                   -------
Net loss                                                         $   (467)                  $(1,050)
                                                                 ========                   =======

Net loss per share                                                 $(.03)                  $(.06)
                                                                   =====                   =====

Weighted average number of
shares outstanding                                   16,667,000                 16,655,000
                                                     ==========                 ==========


                                PHOTOWORKS, INC.
                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                                       December 27, 2003                 September 27, 2003
                                                       -----------------                 ------------------
         Cash and investments                              $  3,751,000                       $  4,756,000
         Accounts receivable                                     58,000                             28,000
         Inventories                                            751,000                            652,000
         Prepaid expenses                                       290,000                            354,000
         Current Assets                                       4,850,000                          5,790,000
         Total Assets                                        $6,682,000                         $7,662,000
                                                             ==========                         ==========

         Current Liabilities                               $  3,402,000                       $  3,956,000
         Total Liabilities                                    6,554,000                          7,098,000
         Total Shareholders' Equity                             128,000                            564,000
         Total Liabilities and Shareholders' Equity          $6,682,000                         $7,662,000
                                                             ==========                         ==========


                                                                 ####